Exhibit 21


                    LIST OF SUBSIDIARIES


CalAmp DataCom, Inc. - a Delaware corporation

CalAmp Northstar Holdings, Inc. - a Canadian corporation *

CalAmp Satellite Products, Inc. - a Delaware corporation

California Amplifier SARL - a French corporation

Dataradio Corporation - a Delaware corporation

Dataradio Inc. - a Canadian corporation

CalAmp Solutions Holdings, Inc. - a Delaware corporation (inactive)

CalAmp Solutions, Inc. - a California corporation (inactive)

Vytek Products, Inc. - a California corporation (inactive)


*  non-operating holding company